United States securities and exchange commission logo





                     January 22, 2021

       John V. Winfield
       Chief Executive Officer
       Santa Fe Financial Corporation
       12121 Wilshire Boulevard, Suite 610
       Los Angeles, CA 90025

                                                        Re: Santa Fe Financial
Corporation
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed on November
24, 2020
                                                            File No. 000-06877

       Dear Mr. Winfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction